SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PACIFIC MERCANTILE BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACIFIC MERCANTILE BANCORP

April 17, 2012

Dear Fellow Shareholder:

The Board of Directors and I would like to extend a cordial invitation to you to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”). The Meeting will be held on Thursday, May 17, 2012, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660.

The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting. We also will discuss the operations of the Company and Pacific Mercantile Bank, our wholly-owned subsidiary. Your participation in Company activities is important, and we hope you will attend.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You will be able to vote your shares over the Internet, by telephone or by completing a proxy and returning it by mail. Please review the instructions with respect to your voting options described in the accompanying Proxy Statement.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please be sure to vote over the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid reply envelope, so that your shares may be voted in accordance with your wishes. Voting by any of these methods will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Raymond E. Dellerba

President and Chief Executive Officer

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2012

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

The 2012 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”) will be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660 on Thursday, May 17, 2012, at 2:00 P.M., Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following nine nominees to serve as the Company’s directors until the 2013 Annual Meeting of Shareholders and until their successors are elected and have qualified:

George H. Wells	Warren T. Finley	Daniel A. Strauss
Raymond E. Dellerba	Neil Kornswiet	John Thomas, M.D.
George L. Argyros	Andrew M. Phillips	Gary M. Williams

2.	Amendment of Bylaws to Increase the Authorized Number of Directors. To approve an amendment to the Company’s Bylaws to increase the authorized number of directors to a minimum of 7 and a maximum of 13, with the exact number within that range to be determined by the Board of Directors.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 11, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders

to be held on May 17, 2012.

This Proxy Statement and the other proxy materials also are available online at http:// www.edocumentview.com/PMBC

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. Even though you may plan to attend the Annual Meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods:

•	By telephone, by calling the toll-free telephone number printed on your proxy card;

•	On the Internet, by accessing the website address printed on your proxy card; or

•	By completing, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope.

Voting by any of these methods will not prevent you from attending the Annual Meeting and voting in person.

By order of the Board of Directors

April 17, 2012	Raymond E. Dellerba
President and Chief Executive Officer

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 P.M., Pacific Time, Thursday, May 17, 2012

INTRODUCTION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the “Company”), for use at the 2012 Annual Meeting of Shareholders, which will be held on Thursday, May 17, 2012, at 2:00 P.M., Pacific Time, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 17, 2012.

As a matter of convenience, in this Proxy Statement we will refer to Pacific Mercantile Bancorp as the “Company” or “we,” “us” or “our” and our 2012 Annual Meeting of Shareholders as the “Annual Meeting” or the “Meeting”.

The proxy materials for the Annual Meeting, including this Proxy Statement and the Proxy Card, will also be available to our shareholders on the internet at http://www.edocumentview.com/PMBC, beginning on or about April 18, 2012.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

Who May Vote?

If you were a holder of shares of common stock, or of any shares of our Series B Convertible 8.4% Noncumulative Preferred Stock (“Series B Preferred Stock” or “Series B Shares”) on the records of the Company at the close of business on April 11, 2012 (the “Record Date”), you may vote at the 2012 Annual Meeting. On that day, a total of 14,559,307 shares of stock were entitled to be voted, comprised of (i) 12,454,045 shares of our common stock that were outstanding on that date, and (ii) 2,105,262 shares of common stock which may be acquired upon conversion of the 112,000 shares of our Series B Preferred Stock outstanding as of the Record Date, voting together as a single class.

How Many Votes Do I Have?

Each share of common stock (including those which may be acquired on conversion of the Series B Shares) is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be nine), multiplied by the number of shares that the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among any number or all of the nominees in such proportions as the shareholder may choose.

How Do I Vote?

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Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is May 17, 2012, at 1:00 A.M., Pacific Time. If you vote by telephone, you do not need to return your proxy card.

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Voting on the Internet. You may vote on the Internet by accessing the website address and following the instructions printed on your proxy card. The deadline for voting on the Internet is May 17, 2012 at 1:00 A.M., Pacific Time. If you vote on the Internet, you do not need to return your proxy card.

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Voting by Mail. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card in sufficient time for it to be received by May 16, 2012. If your shares are registered in different names or you hold your shares in more than one capacity, you will receive more than one proxy card. In that case, if you choose to vote by mail and you want all of your shares voted, please complete each proxy card that you receive and return it in its own postage prepaid envelope.

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Voting in Person. Even if you have voted by one of the methods described above, you may still attend and vote your shares in person at the Annual Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Annual Meeting, after having voted by any of the methods described above, only your last vote will be counted. Directions to the Annual Meeting may be found at http://pmbank.com/InvestorRelations/Events.

Voting by telephone or over the Internet are the most convenient and best methods for assuring that your shares will be voted in accordance with your wishes at the Annual Meeting.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares (whether by telephone or over the Internet or by completing and returning your proxy card by mail), and you do not revoke that proxy, prior to the Annual Meeting, your shares will be voted as directed by you. If you do not provide any specific direction as to how your shares should be voted, your shares will be voted “FOR” the election of the Directors nominated by the Board and “FOR” approval of the Bylaw amendment to increase the authorized number of directors to a minimum of 7 and a maximum of 13.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks and Other Nominees

If your shares are held in a brokerage account or by a nominee holder, you are deemed to be the “beneficial owner” of those shares, holding them in “street name.” In that event, the broker or other nominee holder is deemed to be the record owner of your shares. Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer does not have the authority to vote those shares on any “non-routine” proposal, such as the two Proposals to be voted at the Annual Meeting, except in accordance with voting instructions received from the customer.

Therefore, if you hold your shares in street name and want your shares to be voted, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker or bank or other nominee holder. If, however, you want to attend and vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker or other nominee holder and bring it with you to the Meeting. If you fail to provide voting instructions to, and you do not obtain a legal proxy or broker’s proxy from, your broker or other nominee, your shares will not be voted.

Vote Required

Quorum Requirement. Our Bylaws require that a quorum — that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting — be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors (Proposal No. 1). A plurality of the votes cast is required for the election of Directors. This means that the nine nominees for election to the Board who receive the highest number of votes cast will be elected. As a result, any shares voted to “Withhold Authority” will not have any effect on the outcome of the election. However, shares voted to Withhold Authority are considered present at the meeting for purposes of determining whether a quorum is present.

Approval of Bylaw Amendment to Increase the Authorized Number of Directors (Proposal No. 2). Approval of this Proposal requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, inclusive of the shares which the holders of the Series B Preferred Shares are entitled to vote on an “as-if converted” basis, voting together with our common shareholders as a single class. Shares voted against and abstentions will be counted as votes against approval of this Proposal and, as a result, can affect the outcome of the vote on this Proposal.

How You Can Revoke Your Proxy or Voting Instructions and Change Your Vote

If you are the record owner of your shares, you may revoke any vote you may have made on the Internet or by telephone or any proxy you may have returned by mail, at any time before your vote has been cast or your proxy has been voted, by taking one of the following actions:

•	attending the Annual Meeting and voting in person;

•	completing, signing and dating and submitting a signed proxy card bearing a later date than the date of your earlier vote or proxy; or

•

sending a written revocation of your proxy to the Company’s Corporate Secretary at 949 South Coast Drive, Third Floor, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences. If, after revoking your proxy in this manner, you want to vote your shares, you may do so only by one of the methods set forth above, and not over the Internet or by phone.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke your proxy or voting instructions that you previously gave to your broker or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information, as of April 11, 2012, regarding the shares of our common stock that were owned, beneficially, or which could be acquired on conversion of the Company’s Series B Preferred Shares, by (i) each person who we know owns 5% or more of the outstanding shares, (ii) each incumbent director and each nominee standing for election to the Board at this year’s Annual Meeting, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all of the current directors, nominees for director and Named Executive Officers as a group.

Name	Number of Common Shares Owned Beneficially(1)		Common Shares into which Series B Preferred Shares are Convertible(2)		Total Number Voting of Shares Owned Beneficially(1)(2)		Percent of Outstanding Voting Shares(3)
SBAV LP(4)	—		1,409,774	(4)	1,409,774	(4)	9.7	%(4)
9 West 57th Street, 26th Floor, New York, NY 10019
First Manhattan Co.	1,200,919	(5)	—		1,200,919	(5)	8.2%
437 Madison Avenue, New York, NY 10022
George L. Argyros	933,663	(6)	—		933,663	(6)	6.4%
Raymond E. Dellerba	680,043	(6)(7)	—		680,043	(6)(7)	4.7%
Dr. Gordon Rausser	200,329	(6)	—		200,329	(6)	1.4%
John Thomas, M.D.	169,658	(6)	—		169,658	(6)	1.2%
Gary M. Williams	152,752	(6)(8)	—		152,752	(6)(8)	1.0%
George H. Wells	121,043	(6)(9)	—		121,043	(6)(9)	*
Warren T. Finley	84,354	(6)	—		84,354	(6)	*
Andrew M. Phillips	83,230	(6)	—		83,230	(6)	*
Daniel A. Strauss(10)	168	(6)	—		168	(6)	*
Neil Kornswiet	43,139	(6)	—		43,139	(6)	*
Nancy A. Gray	83,690	(6)	—		83,690	(6)	*
Robert W. Bartlett	30,000	(6)	—		30,000	(6)	*
All directors, nominees and officers as a group (12 persons)	2,582,069	(11)	—		2,582,069	(11)	17.7%

*	Represents less than 1% of the outstanding shares.

(1)	A person is deemed to own shares beneficially if that person has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options that are exercisable or will become exercisable on or before June 16, 2012 are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated below and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	Each Series B Share that was outstanding on April 17, 2012 was convertible into approximately 18.8 shares of common stock, at a price of $5.32 per share, and each holder of Series B Shares is deemed to own beneficially the shares of common stock into which such Series B Shares are convertible.

(3)	For purposes of determining the percentage of outstanding voting shares held by each beneficial owner of Company shares named in the table, the number of shares deemed to be outstanding was the sum of (i) the 12,454,045 shares of our common stock that were outstanding on April 17, 2012, and (ii) a total of 2,105,262 shares of common stock into which the Series B Preferred Shares were convertible on April 17, 2012 and (iii) the number of shares of common stock, if any, which such beneficial owner (but not shares which other beneficial owners) could acquire on exercise of stock options or stock purchase warrants on or before June 16, 2012.

(4)	SBAV has informed the Company of the following: SBAV is deemed to share voting and dispositive power with respect to all 1,409,774 of these shares, with SBAV GP LLC (“SBAV GP”), as the general partner of SBAV, Clinton Group, Inc. (“CGI”), by virtue of its being the investment manager of SBAV, and George Hall, as the sole managing member of SBAV GP and president of CGI. However, SBAV also has advised us that CGI, SBAV GP and Mr. Hall disclaim beneficial ownership of these shares in excess of their actual respective pecuniary interests therein. The Certificate of Determination of Rights Preferences and Privileges of the Series B Preferred Shares currently limits the number of shares which SBAV, CGI, SBAV GP and George Hall may vote to 9.99% of the outstanding shares of voting stock of the Company. The number of shares shown as beneficially owned by SBAV does not include a total of 352,444 shares of common stock which SBAV may acquire on exercise of stock purchase warrants, at an exercise price of $6.26 per share, because the warrants will not become exercisable until the Company acquires a bank with total assets of at least $250 million.

(5)	According to a report filed by First Manhattan Co. with the Securities and Exchange Commission (the “SEC”) on February 14, 2012, First Manhattan holds sole voting and dispositive power with respect to 194,300 of these shares, shares voting power with respect to 865,820 of these shares, and shares dispositive power with respect to 1,006,619 of these shares.

(6)	Includes the following numbers of shares that may be purchased on exercise of stock options on or before June 11, 2012: Mr. Dellerba – 363,969 shares; Dr. Thomas –11,002 shares; Mr. Wells – 70,007 shares; Mr. Finley – 27,504 shares; Mr. Williams – 13,252 shares; Mr. Argyros – 792 shares; Mr. Phillips – 792 shares; Dr. Rausser – 792 shares; Mr. Strauss – 168 shares; Mr. Kornswiet – 5,792 shares; Ms. Gray – 67,632 shares; and Mr. Bartlett – 30,000 shares.

(7)	Does not include and Mr. Dellerba disclaims beneficial ownership of 5,000 shares owned by other family members.

(8)	Includes 12,500 shares owned by Garcher Enterprises Inc., of which Mr. Williams is a co-owner and the CEO.

(9)	Includes 2,000 shares owned jointly by Mr. Wells and his spouse, but does not include and Mr. Wells disclaims beneficial ownership of 76,000 shares owned by his spouse.

(10)	Mr. Strauss is a Senior Vice President of Clinton Group, Inc., of which SBAV is an affiliate. Mr. Strauss disclaims beneficial ownership of the Series B Shares owned by SBAV and of the shares of common stock into which those Series B Shares are convertible.

(11)	Includes a total of 585,910 shares that may be acquired on exercise of stock options on or before June 11, 2012, but excludes shares of common stock as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

Carpenter Community Bancfund LP and Carpenter Community Bancfund-A LP (the “Carpenter Funds”) own a total of 37,000 shares of the Company’s Series B Preferred Stock which are convertible into a total of 695,488 shares of our common stock. The Carpenter Funds will be entitled, at the Annual Meeting, to vote those shares of common stock, which comprise approximately 4.8% of the total number of shares of voting stock entitled to be represented and voted at the Annual Meeting. As we previously reported, on March 2, 2012 the Carpenter Funds and the Company entered into an Amended and Restated Common Stock Purchase Agreement, which provides that, subject to the satisfaction of certain conditions, including the receipt of required bank regulatory approvals, the Company will sell to the Carpenter Funds and the Carpenter Funds will purchase from the Company a total of 4,201,277 shares of the Company’s common stock, for a cash purchase price of $6.26 per share. If those regulatory approvals are obtained, it is expected that the purchase of those shares by the Carpenter Funds will take place in the latter part of April 2012. Since the record date for the Annual Meeting is April 11, 2012, the Carpenter Funds will not be entitled to vote any of those shares of common stock even if their purchase of the shares is completed prior to the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

Size of Board

Our bylaws currently provide that the authorized number of directors shall not be less than five or more than nine with the exact number of directors, within that range, to be fixed from time to time by resolution of the Board of Directors. The authorized number of directors is currently fixed at eight and the Board is currently composed of eight directors. The Board has nominated the nine candidates named below for election to the Board of Directors at the upcoming Annual Meeting. As a result, if those nine nominees are elected at the Annual Meeting, the authorized number of directors will be increased to nine.

As discussed below, the Board of Directors is asking shareholders to approve a bylaw amendment at the Annual Meeting to increase the minimum and maximum authorized number of directors to seven and thirteen, respectively. If our shareholders approve that bylaw amendment, then, the Board expects to increase the authorized number of directors to 12 and appoint three new members to the Board after they are determined to qualify to serve under bank regulatory requirements. See “APPROVAL OF BYLAW AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF DIRECTORS TO A MINIMUM OF 7 AND A MAXIMUM OF 13 DIRECTORS (Proposal No. 2)” below.

Nominees

Our Board of Directors has nominated the nine individuals named below for election to the Board for a term of one year ending at the 2013 Annual Meeting of Shareholders and until their successors are elected and qualify to serve. Each of those nominees has consented to serve as a director, if elected at the upcoming Annual Meeting. Eight of the nine nominees are currently serving as directors and seven of the nine nominees were elected to the Board at the 2011 Annual Meeting held in May 2011. Mr. Strauss was elected to the Board in November 2011 by unanimous vote of the incumbent directors.

The Board’s nine nominees for election at the upcoming Annual Meeting include Mr. Neil Kornswiet, who is not currently a director of the Company, but is and since 2010 has been a member of the Bank’s Board of Directors. If Mr. Kornswiet is elected as a Director at the upcoming Annual Meeting, his service as a director will commence on the later of (i) the date of the Annual Meeting or (ii) the date on which the Company receives notice from its principal banking regulator that Mr. Kornswiet has qualified to serve as a director under applicable bank regulatory standards. The Company has no reason to believe Mr. Kornswiet will not so qualify. However, if the required regulatory notice has not been received by the date of the Annual Meeting, then, the Board will increase the authorized number of directors to nine, and Mr. Kornswiet’s term of office as a director will commence, when that regulatory notice is received.

Name of Nominee	Age	Director Since
George H. Wells	77	1999	(1)
Raymond E. Dellerba	64	1999	(1)
George L. Argyros	75	2010
Warren T. Finley	80	1999	(1)
Neil B. Kornswiet	55	—	(2)
Andrew Phillips	54	2010
Daniel A. Strauss	26	2011
John Thomas, M.D.	61	1999	(1)
Gary M. Williams	59	2007

(1)	The Bank was organized and commenced its operations, and each of these individuals became directors of the Bank, in 1999. The Company was organized in 2000 to become the holding company for the Bank, at which time each of these individuals also became directors of the Company.

(2)	Although Mr. Kornswiet has not previously served on the Company’s Board of Directors, he currently is and since July 2010 has been a director of the Bank.

Vote Required and Recommendation of the Board of Directors

Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all nine of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unavailable to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors. The Company has no reason to believe that any of the nominees will become unable to serve.

Under California law, the nine nominees receiving the highest number of votes cast in the election of Directors will be elected to serve as Directors of the Company for the ensuing year. As a result, although shares that are voted “withheld” will be counted, they will have no effect on the outcome of the election.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders will have the discretion to allocate and cast the votes represented by each of the proxies they hold among the above-named nominees for whom authority to vote has not been withheld, in such proportions as the proxy holders deem appropriate in order to elect as many of the nominees named above as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Set forth below is information relating to the principal occupations, recent business experience and qualifications of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting.

George H. Wells has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972, which was also based in Orange County, California, and served as Chairman of the Board of Directors of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions, including Chairman, President, Treasurer and Chief Financial Officer, with Technology Marketing Incorporated, a publicly traded computer development services and software company. Mr. Wells brings extensive banking experience to the Board by reason of his many years of service as an outside Chairman and a director of Eldorado Bancorp and of the Company and the Bank. He also is familiar with and well known in the Orange County business community, which represents a significant market for us. In addition, he was the founder and served as a Chief Executive Officer and Chief Financial Officer of a public company and, as a result, is familiar with risk management and financial reporting issues, which qualifies him to serve as a member of the Board and the Company’s Audit Committee.

Raymond E. Dellerba has been the President, Chief Executive Officer and a Director of the Company and the Bank since the respective dates of their inception, in 1999 and 2000. Mr. Dellerba also served as the President, Chief Operating Officer and a director of Eldorado Bank, and Executive Vice President and a director of its parent holding company, Eldorado Bancorp, from February 1993 to 1997. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and is familiar not only with the Orange County, but also the Los Angeles County, banking and financial services markets, which represent the Bank’s two largest markets. As a result, Mr. Dellerba brings extensive leadership and community banking experience to our Board. In addition, as the Chief Executive Officer of the Company and the Bank, he provides valuable insight and guidance on the issues of corporate strategy and risk management.

George L. Argyros has been a member of the Board of Directors since April 2010. Mr. Argyros is, and for more than the last five years has been, the Chairman and Chief Executive Officer of Arnel & Affiliates, a diversified investment company. He was the U.S. Ambassador to Spain and Andorra from 2001 to 2004. He currently serves as a director of First American Corporation, one of the largest title insurance companies in the United States, and DST Systems, Inc., a provider of sophisticated information processing, computer software services and business solutions to the financial services, communications and healthcare industries. As a result of his extensive experience as a real estate developer and investor in numerous public and private companies, Mr. Argyros provides us with insight into ways in which we can improve the services we provide to many of our loan and deposit customers and with respect to risks associated with real estate lending.

Warren T. Finley has served as a Director of the Company and the Bank since the respective dates of their inception in 1999 and 2000. Mr. Finley has been engaged in the private practice of law in Orange County for over 50 years. Mr. Finley also served as a director and a member of the audit committee of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997. As a result, Mr. Finley has extensive community banking experience in Orange County, which is one of our significant markets. Prior to becoming a lawyer, Mr. Finley was a certified public accountant and was employed as an accountant at Price Waterhouse & Co. As a result of his accounting experience, Mr. Finley is familiar with financial reporting requirements and financial issues, making him an effective member of Audit Committee, of which he is the Chairman.

Neil B. Kornswiet is and since July 2010 has been the President of the Mortgage Division and a member of the Board of Directors of the Bank. Mr. Kornswiet has over 20 years experience in residential real estate lending, servicing and finance. Prior to joining the Bank, Mr. Kornswiet was a Managing Director of UBS Investment Bank with responsibility for mortgage loan servicing and mortgage loan origination in the United States. He previously founded and served as the Chief Executive Officer of nationwide mortgage lenders People’s Choice Home Loan, Inc. and One Stop Mortgage, Inc. Mr. Kornswiet also served as President of nationwide mortgage loan origination and servicing companies Aames Financial Corporation and Quality Mortgage. Mr. Kornswiet is licensed to practice law in California and New York.

Andrew M. Phillips has been a director of the Company and the Bank since April 2010. Mr. Phillips is the founder and President of CardFlex, Inc. Mr. Phillips also has owned and operated several payment-processing companies, including CheckRite, a check recovery franchise, Integrated Transaction Services, a full-service processing independent sales organization that specialized in electronic benefits transfers, and Payment Resources International, one of the pioneers in the rapidly expanding field of Internet payment systems. His technological expertise has enabled him to develop some of the financial services industry’s leading processing technologies, including Transaction Central™, a Web-based credit card and an ACH (Automated Clearing House) terminal that features all the functionality of an electronic countertop terminal. As a result, Mr. Phillips brings a wealth of knowledge regarding payment processing services, which are valuable to us in understanding and meeting the needs of our business customers for such services. Mr. Phillips serves as a member of the Board of Directors of the Orange County chapter of the Alzheimer’s Association.

Daniel A. Strauss has been a director of the Company since November 15, 2011. Mr. Strauss is, and since 2010 has been, a Senior Vice President of Clinton Group, Inc. (“Clinton”), where he serves as a Senior Strategist on its private and public equity investment team. In that position, Mr. Strauss is responsible for evaluating and effectuating equity financing transactions across a range of industries, including the banking and financial services industries. From 2008 to 2010, Mr. Strauss was employed as an Associate in the private equity investment group at Angelo, Gordon & Co. Prior to joining that firm, Mr. Strauss was an investment banking analyst in the mergers and acquisitions group of Houlihan Lokey. Mr. Strauss holds a Bachelors of Science degree in Finance and International Business from the Stern School of Business at New York University. Mr. Strauss brings to the Board extensive knowledge with respect to the structuring of equity financings and the evaluation of bank acquisition opportunities. Mr. Strauss was appointed to the Board, pursuant to an agreement entered into by the Company with SBAV in connection with its purchase of $7.5 million of the Company’s Series B Shares in August 2011.

John Thomas, M.D. has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 17 years has been, engaged in the private practice of medicine, specializing in Radiation Oncology. He also serves as, and for over 10 years has been, the Medical Director of the Red Bluff Cancer Center, which he founded and has grown into a leading provider of specialty medical services. He is a Diplomate and Fellow of the American Board of Radiology and a Fellow of the American College of Radiation Oncology, and serves as a member of its Standards Committee. He brings his managerial experience, gained from founding, managing and growing his Cancer Center, which has enabled him to provide valuable insights about how we can better serve our smaller business customers, which include medical practices and medical service providers.

Gary M. Williams has been a member of the Company’s Board of Directors since July 2007. He also has been a member of the Bank’s Board of Directors since February 2007. Mr. Williams is, and since 1992 has been, one of the co-owners and the CEO of Garcher Enterprises Inc., which owns the area franchise rights for all Mail Boxes Etc. locations and UPS stores in Los Angeles, Orange and San Diego Counties in California, overseeing a total 257 stores in that three-county area. From 1987 until 1992, Mr. Williams was the President of Mail Boxes Coast to Coast, a publicly traded company that owned the Mail Boxes Etc. area franchise rights for New York City and Queens, and for Nassau and Suffolk Counties, in New York. As a result, Mr. Williams has extensive leadership and managerial experience which enables him to provide valuable insights into how to manage risk in a business environment. As a franchisor, moreover, he has developed extensive knowledge about the operations and financial needs of smaller businesses and that knowledge has been particularly valuable to us in growing our SBA loan business.

There are no family relationships among any of the officers or directors of the Company.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. With the exception of Mr. Argyros and Dr. Rausser, the members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2011, the Board of Directors of the Company held a total of nine meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which he served during his term of office as a director in 2011.

As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all Board and shareholder meetings and the meetings of the Board committees on which they are members. All, but one, of the members of the Board who were directors or nominees standing for election to the Board at the time of the 2011 Annual Meeting of Shareholders, attended that meeting.

Director Independence and Composition and Structure of the Board

The Board has determined that, with the exception of Messrs. Dellerba and Argyros, all of its members, including its Chairman, George H. Wells, are independent under the definition of independence set forth in NASDAQ’s listed company rules. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company or the Bank, on the one hand, and each of the non-management directors, on the other hand. The Board determined that any such relationships that now exist, or may have existed in the past, between the Company or the Bank and any of the non-management directors who were determined to be independent have had no material effect on their independence. In addition, all of the members of the standing committees of the Board are independent directors and all of the members of the Audit Committee also meet the enhanced independence requirements set forth in Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure

Our Board of Directors has chosen to separate the positions of principal executive officer and Chairman of our Board of Directors. Our Board of Directors believes that it is advisable to separate the two positions because combining both positions in the same individual might concentrate too much power in the hands of a single executive. Having an independent Chairman of our Board of Directors also facilitates communications and relations between our Board of Directors and the Company’s officers.

Term of Office of Directors

All of our directors are elected for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position. The Board may also create a new director position and elect a director to hold the newly created position for a term ending at the next annual meeting of shareholders.

Communications with the Board

Shareholders interested in communicating with the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949

South Coast Drive, Suite 300, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that Committee.

Corporate Governance Guidelines

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their oversight duties. Our Board has adopted corporate governance guidelines (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002.

Some of the principal subjects covered by our Governance Guidelines include:

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Director Qualifications, which include a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry and the markets in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business and from outside consultants who are engaged to conduct periodic reviews of various aspects of the Company’s operations or the quality of certain of the Company’s assets, such as the loan portfolio.

•	Maintaining Adequate Funding to retain independent advisors for the Board, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•

Director Orientation and Continuing Education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts of interest policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual Performance Evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each Board committee.

•	Regularly Scheduled Executive Sessions, without management, are to be held by the Board and by the Audit Committee, which meets separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer, the Bank’s Chief Operating Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

During 2011, none of the members of the Compensation Committee were officers or employees of the Company and no executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable. We also have adopted charters for our Audit, Compensation and Nominating Committees. You can access those charters and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.pmbank.com.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Because the banking business is highly regulated, the Board also has established a Compliance Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held in 2011 by those Committees is set forth below.

Audit Committee. Currently the members of the Audit Committee are Warren T. Finley, its Chairman, Andrew M. Phillips, John Thomas, M.D, George H. Wells and Gary M. Williams. All of these individuals are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Messrs. Finley and Wells meet the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that sets forth the Committee’s responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and the appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter, a copy of which is accessible at the Investor Relations section of our website at www.pmbank.com. The Audit Committee held a total of 14 meetings during 2011. To encourage frank discussion and effective communication of information at those meetings, that Committee meets with our outside accountants without management present, and with members of management without the outside accountants present.

Compensation Committee. The Compensation Committee is comprised of the following four directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Dr. John Thomas, its Chairman, and George H. Wells, Warren T. Finley and Gary M. Williams. The Compensation Committee reviews and approves the salaries and the incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Compensation Committee held five meetings in 2011.

In determining whether the Company offers salaries, bonus and incentive and other compensation programs that are competitive with those offered by other banking institutions and financial service organizations in the Bank’s market area, the Compensation Committee reviews surveys of executive compensation paid by such banking organizations, an annual Executive Compensation Review published by the SNL Securities L.C. (“SNL”), which is an independent data base company that compiles financial performance and other financial data relating to banking institutions that file reports and proxy statements under the Securities Exchange Act of 1934, and the California Bankers Association’s Compensation and Benefits Benchmark Survey, which presents data relating to the compensation paid to senior executives at California-based banking institutions, differentiated on the basis of their total assets. The Company’s President and CEO also advises the Compensation Committee on the performance of the other executive officers and their respective contributions to the achievement of Company’s financial objectives and makes recommendations to the Compensation Committee with respect to the compensation to be paid to them.

Nominating Committee. The Nominating Committee is comprised of five voting members: Gary M. Williams, its Chairman, and George H. Wells, Warren T. Finley, Dr. John Thomas and Daniel A. Strauss. Mr. Dellerba is a non-voting member of the Committee. The Nominating Committee identifies and screens new candidates for Board membership. Each of the Committee members, other than Mr. Dellerba, is an “independent director” within the meaning of the NASDAQ listed company rules. However, Mr. Dellerba does not participate in votes taken by the Nominating Committee. Our Board of Directors has approved a charter setting forth the responsibilities of the Nominating Committee. A copy of that charter is accessible at the Investor Relations section of our website at www.pmbank.com. The Nominating Committee held two meetings during 2011.

Compliance Committee. In 2010, the Board of Directors established a Compliance Committee, the members of which are George H. Wells, who is the Committee Chairman, and Warren Finley and John Thomas, M.D. The Compliance Committee is responsible for oversight of legal and regulatory compliance programs implemented by management, which include programs that are designed to identify and mitigate operational risks, to maintain compliance with laws and regulatory requirements applicable to the Company and the Bank and to educate and train employees with respect to their compliance responsibilities and procedures. The Compliance Committee also monitors the progress of management in addressing and resolving any concerns or issues raised by bank regulatory agencies that have supervisory jurisdiction over the Company and the Bank and meets periodically with the Bank’s chief compliance officer to discuss emerging areas of risk and regulatory and legal matters that could have a significant impact on the Company or the Bank. The Compliance Committee held 12 meetings in 2011.

The Director Nominating Process. In identifying new Board candidates, the Nominating Committee seeks recommendations from existing board members and executive officers. In addition, the Nominating Committee will consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Nominating Committee also may engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Nominating Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries about and interviews with the candidates that the Committee members believe are best qualified to serve as directors, based on a number of factors, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including representing the interests of all shareholders and not a particular segment or group of shareholders, as well as serving on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; whether the candidate has any special background or experience relevant to the Company’s business; and whether the candidate will meet the bank regulatory standards applicable to Board membership.

The Nominating Committee believes that differences in experience, knowledge, skills and viewpoints enhance Board performance. Thus, the Nominating Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, the Nominating Committee has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Nominating Committee of a candidate that the shareholder believes is qualified to be a Board nominee at any annual meeting of shareholders may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the anniversary of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation must be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. Provided that these requirements are met, the Nominating Committee will consider any shareholder-recommended candidate for nomination for election to the Board using the same criteria and factors that it uses in evaluating candidates recommended by any Board members, officers or executive search firms. No shareholders recommended candidates for election to the Board for the upcoming 2012 Annual Meeting.

Role of the Board in Risk Management

The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management’s processes and controls to manage them appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans we make is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. As a result, the Board as a whole exercises oversight responsibility over the processes that our management employs to manage those risks. The Board fulfills that oversight responsibility by:

•	Monitoring trends in the Company’s loan portfolio and the Company’s allowance for loan losses;

•	Establishing internal limits related to the Company’s lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding certain specified limits;

•

Reviewing and discussing, at least quarterly and more frequently, if deemed necessary, reports from the Bank’s chief credit officer relating to such matters as (i) risks in the Company’s loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the allowance for loan losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention of management;

•	Reviewing, at least quarterly, management’s determination of the allowance for loan losses and any provisions required to be made to replenish or increase that allowance;

•	Reviewing management reports regarding collection efforts with respect to non-performing loans; and

•	Authorizing the retention and reviewing the reports of external loan review consultants with respect to the risks in and the quality of the loan portfolio.

Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit and Compliance Committees of the Board have direct and systematic responsibility for overseeing other significant risk management processes.

Compensation and Risk Management

The Company’s Compensation Committee and Board of Directors have reviewed the Company’s executive and employee compensation practices to analyze whether or not they create improper incentives that would result in a material risk to the Company. Based on this review and analysis, the Compensation Committee and the Board of Directors have determined that none of the Company’s compensation practices for its executive officers or employees is reasonably likely to have a material adverse effect on the Company.

Audit Committee Oversight Responsibilities. The Audit Committee’s responsibilities in overseeing risk management processes include:

•	Oversight of the internal audit function, with internal auditor reporting directly to the Audit Committee;

•	Oversight of the Company’s independent registered public accounting firm;

•	Review of reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls; and

•

Discussing with management the guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

Compliance Committee Oversight Responsibilities. Banks and bank holding companies are subject to numerous federal and state laws and are heavily regulated by federal and state government agencies. Management is responsible for formulating and implementing processes that are designed to minimize to the extent practicable the risks of non-compliance with such laws and government regulations. The Compliance Committee exercises oversight responsibilities with respect to those risk management processes. Those responsibilities include:

•

Reviewing with the Bank’s chief compliance officer and periodically discussing with legal counsel, regulatory and legal matters that could have a significant impact on the Company or the Bank and could present emerging areas of risk;

•	Overseeing the Company’s compliance programs with respect to legal and regulatory requirements and risks; and

•	Overseeing programs being implemented by management to address and resolve concerns or issues raised by bank regulatory agencies that have supervisory jurisdiction over the Company and the Bank.

In performing their oversight responsibilities, the Board and the Audit and Compliance Committees regularly receive reports from management and internal and external auditors, and periodically receive reports from outside consultants, regarding the Company’s enterprise risk management programs, compliance program, information security and business continuity programs, extraordinary claims and losses and noteworthy litigation.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and officers is required, by Section 16(a) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission (i) an initial report, on a Form 3, of his or her share ownership within 10 days of the time he or she first becomes a director or officer and (ii) thereafter, reports on Form 4, of their transactions in shares of our common stock or securities, such as options, that are exercisable or convertible into our common stock, not later than two business days following the occurrence of the transaction.

Set forth below is information regarding those reports that, to our knowledge, were not timely filed in 2011:

Effective July 1, 2011, the outstanding shares of the Company’s 10% Cumulative Convertible Series A Preferred Shares (the “Series A Shares”) were converted into shares of Company common stock at a rate of approximately 13 shares of common stock for each outstanding Series A Share. The Form 4s to report the conversions of the Series A Shares owned by Mr. Dellerba and Ms. Gray, the Company’s President and CEO and Chief Financial Officer, respectively, and the Series A Shares owned by Messrs. Wells, Argyros, Phillips, Rausser, Schafnitz and Williams, who are directors of the Company, were inadvertently filed late.

Reports on Form 4 were inadvertently filed late with respect to grants to Mr. Dellerba and Ms. Gray of options to purchase 25,000 shares and 12,500 shares of common stock, respectively, under the Company’s 2010 Equity Incentive Plan.

Form 4s were inadvertently filed between one and three days late with respect to purchases by Mr. Dellerba of 1,700, 800 and 1,000 shares, respectively, of the Company’s common stock by Mr. Dellerba.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Paid to Named Executive Officers

The following table sets forth the compensation paid for services rendered in all capacities in the fiscal years ended December 31, 2011 and 2010 by the Company’s Chief Executive Officer and Chief Financial Officer, who were the only executive officers of the Company in 2011 and 2010 and the Bank’s Chief Operating Officer.

Summary Compensation Table

Name and Positions with Company/Bank	Year	Salary($)	Bonus Awards ($)(1)		Stock Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)(4)		Change in Pension Value or Nonqualified Deferred Compensation Earnings(5)		All Other Compensation ($)(6)	Total ($)
Raymond E. Dellerba President & Chief Executive Officer of the Company and the Bank	2011 2010	$500,000 500,000	$	— —		$51,000 79,200		$182,000 —		$44,700 172,850	$231,600 116,250	$1,009,300 868,300
Robert W. Bartlett Sr. Executive Vice President and Chief Operating Officer of the Bank	2011 2010	$255,000 255,000	$	— —	$	— —		$52,000 —	$	— —	$11,500 8,700	$318,500 263,700
Nancy A. Gray Sr. Executive Vice President Chief Financial Officer of the Company and the Bank	2011 2010	$181,100 181,100		$22,000 —		$24,400 23,950	$	— —	$	— —	$23,150 15,650	$250,650 220,700

(1)	The amounts in this column represent a discretionary cash bonus awarded to Ms. Gray by the Compensation Committee in 2011.

(2)	Amounts in this column represent the fair values of stock options at their respective grant dates in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) No. 718-10. Those fair values were estimated using the Black-Scholes option valuation model in accordance with the recognition provisions of FASB ASC No. 718-10. For a complete description of the valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 12, “Stock-Based Employee Compensation Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2011.

(3)	Mr. Dellerba’s employment agreement provides for him to receive a cash incentive compensation award annually in an amount equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s annual pre-tax earnings. In accordance with his employment agreement, the amount of Mr. Dellerba’s cash incentive award was equal to 3.5% of the Company’s 2011 pre-tax earnings. Mr. Dellerba waived his right to receive his contractual cash incentive award of $175,000 for 2010.

(4)	Mr. Bartlett is entitled to receive an annual cash incentive compensation award each year in an amount equal to the greater of (i) 1% of the Company’s pre-tax earnings if the Company meets its operating budget and a return on assets (ROA) goals, or (ii) 20% of his annual base salary, for the year. Mr. Bartlett’s cash incentive award for 2011 was equal to 1% of the Company’s 2011 pre-tax earnings. Mr. Bartlett waived his right to receive his cash incentive award for 2010.

(5)	These amounts represent the year to year changes in the present value of Mr. Dellerba’s future retirement benefits and are not cash payments made to Mr. Dellerba in 2011 or 2010. Instead, they are the increases in the non-cash accruals which we recorded in respect of the future payment of those benefits. See the Supplemental Retirement Plan table below.

(6)	The 2011 amount in this column for Mr. Dellerba includes $48,100 paid to Mr. Dellerba in lieu of accrued but unused vacation, as required by the Bank’s vacation accrual policy, premiums totaling $51,100 for a long-term disability policy and a life insurance policy obtained for Mr. Dellerba pursuant to his employment agreement, and the purchase price of a country club membership for use by Mr. Dellerba to facilitate business development for the Company and the Bank.

Narrative to Summary Compensation Table

Employment Agreement – Mr. Dellerba

In April 1999, the Bank entered into a multi-year employment agreement with Mr. Dellerba, under which he is employed as President and Chief Executive Officer of the Bank. That agreement was amended effective January 1, 2006 to extend the term of the agreement to December 31, 2008 and to add provisions to the agreement in order to comply with Section 409A under the Internal Revenue Code (the “Code”). The Agreement was further amended on April 1, 2011 to extend the term of the agreement to December 31, 2013 and to include additional provisions relating to Section 409A under the Code. Set forth below is a summary of the material terms of Mr. Dellerba’s compensation as set forth in the employment agreement.

Annual Base Salary. Mr. Dellerba’s employment agreement provides that his annual base salary be at least equal to the median of the annual base salaries paid by comparably-sized banking institutions, based in the Western United States, to their CEOs as reported in the SNL Executive Compensation Review. Based on that provision of the employment agreement, Mr. Dellerba received an annual base salary in 2011 of $500,000, which was unchanged from his annual base salary in 2010.

Non-Equity Incentive Compensation. Mr. Dellerba’s employment agreement provides that he is entitled to receive annual non-equity incentive compensation, payable in cash, in an amount at least equal to the greater of (i) 35% of Mr. Dellerba’s base salary, or (ii) 3.5% of the Company’s pre-tax earnings in the year for which such incentive compensation is to be paid, or such other amount as may be determined by mutual agreement of the Bank and Mr. Dellerba, each of whom has the right to retain an outside compensation consultant to assist them to reach such an agreement. Mr. Dellerba received a non-equity incentive award in the amount of $182,000 for his service in 2011, which represented 3.5% of the Company’s pre-tax earnings in 2011. Although Mr. Dellerba was entitled to receive a cash incentive compensation award of $182,000 (equal to 35% of his annual base salary) in 2010, he waived his right to that award as a contribution to cost savings measures that were implemented by the Company and the Bank in 2010.

Participation in Management Stock-Based Compensation Plans. Mr. Dellerba’s employment agreement provides that he will be eligible to participate in all Company stock-based compensation plans in which other management employees participate and that he is to be granted options to purchase a number of shares of Company common stock which will constitute one-sixth of the number of shares subject to outstanding stock options held by all other participants in the Company’s equity-based incentive plans. The employment agreement also provides that options granted to Mr. Dellerba are to vest (that is, to become exercisable) in 60 equal successive monthly installments. However, all of his unvested options will become fully vested in the event of (i) a change in control of the Company or the Bank, (ii) a termination of Mr. Dellerba’s employment by the Bank without cause or by him due to any changes that the Bank unilaterally makes to certain terms or conditions of his employment that adversely affect him, such as a reduction in his compensation or in the scope of his authority as the Bank’s Chief Executive Officer (a “Termination for Good Reason”), or (iii) Mr. Dellerba’s permanent disability or death at any time during the term of his employment.

In 2011, Mr. Dellerba was granted stock options to purchase up to a total of 25,000 shares of common stock at any exercise price equal to 100% of the closing price of the Company’s shares, as reported on NASDAQ, on the date of the grant. The grant was made in order to replace stock options that had expired and in order to recognize Mr. Dellerba’s contribution to the improvement in the Company’s operating results in 2011.

Retirement Benefits. In January 2001 the Bank established an unfunded Supplemental Retirement Plan (the “Retirement Plan”) for Mr. Dellerba, as required by the terms of his employment agreement. The Retirement Plan was amended and restated in 2006 to comply with the requirements of new Section 409A under the Tax Code. The Retirement Plan provides that, subject to meeting certain vesting requirements described below, upon reaching age 65, Mr. Dellerba will become entitled to receive 180 equal successive monthly retirement payments, each in an amount equal to 60% of his average monthly base salary during the three years immediately preceding the date of his retirement or other termination of his employment (his “normal retirement benefit”). Mr. Dellerba’s right to receive that normal retirement benefit vests monthly during the term of his employment at a rate equal to 1.5 monthly retirement payments for each month of service with the Bank. The normal retirement benefit will become fully vested immediately upon consummation of a change in control of the Bank or a termination of Mr. Dellerba’s employment with the Bank by reason of his death. The Bank has purchased a policy of insurance on the life of Mr. Dellerba which, due to its cash surrender value or, in the event of Mr. Dellerba’s death, the amount of the death benefit that will be payable thereunder, will provide the Bank with sufficient cash to pay the retirement benefits in full.

Transaction-Based Compensation. Mr. Dellerba’s employment agreement provides that if, during the term of his employment, or within 24 months following a termination of that employment by the Bank without cause or by Mr. Dellerba for Good Reason, the Company consummates (i) any public offering of its shares; (ii) a private offering of a number of its shares that exceeds 50% of its then outstanding shares; (iii) a sale of substantially all of the assets of the Company or the Bank; or (iv) a merger of the Company or the Bank with another company, Mr. Dellerba would become entitled to receive compensation equal to 1% of the gross proceeds from any such offering or 1% of the gross amount paid in any such sale of assets or merger transaction. If Mr. Dellerba becomes entitled to such compensation, he may choose, in his discretion, to receive that compensation in a lump sum cash payment or in shares of Company common stock.

Severance Benefits. If Mr. Dellerba’s employment is terminated without cause by the Bank or by him for Good Reason, or if, within 12 months following a change in control of the Company or Bank, his employment is terminated by the Company or the Bank for any reason (other than for cause) or by Mr. Dellerba, he will become entitled to receive a lump sum cash payment in an amount equal to his base salary and incentive compensation he would have received for the term of his employment agreement remaining immediately before that termination of employment or for the succeeding twenty-four (24) months, whichever period is longer. He also will be entitled to a continuation of his health insurance and other employee benefits for a period of two (2) years thereafter at the Bank’s expense and to obtain senior executive outplacement services at the Bank’s expense for a period of up to one year.

Additionally, on a termination of Mr. Dellerba’s employment for any the reasons set forth in the immediately preceding paragraph, all of his unvested options will become fully vested. We estimate the value of this benefit to Mr. Dellerba using the intrinsic option valuation method. Pursuant to that method, the closing price of the Company’s stock on the last trading day of 2011, which was $3.26 per share, was compared to the exercise prices of Mr. Dellerba’s unvested “in-the-money” stock options to determine the difference (or “spread”) between them at December 31, 2011 and, based on that spread, we estimated that the value to Mr. Dellerba of the acceleration of his unvested “in the money” stock options at December 31, 2011 would have been $19,200.

If there had been a termination of Mr. Dellerba’s employment as of December 31, 2011, other than by the Bank for cause or due to his disability or death, Mr. Dellerba would have become entitled to receive severance compensation in an amount totaling approximately $1.5 million.

If Mr. Dellerba’s employment is terminated due to his permanent disability or death, he or his estate (as the case may be), will be entitled to receive any unpaid salary accrued to the date of termination, any previously earned incentive or bonus compensation and the incentive or bonus compensation that he would have earned in the year that such termination took place, prorated based on the period during such year that he was employed.

Tax Gross Up Payment. If any excise tax under Section 280G of the Tax Code is assessed against Mr. Dellerba in respect of any payments made to him pursuant to his employment agreement, either alone or with any equity or other compensation that he might receive from the Company or the Bank, then the Bank will become obligated to pay to Mr. Dellerba an amount equal to the lesser of (i) that excise tax or (ii) $1 million.

Other Employee Benefits. In addition to insurance and other employee benefits that are available on a non-discriminatory basis to all employees of the Bank, Mr. Dellerba is entitled under his employment agreement to receive the following employee benefits:

Insurance Benefits. Long-term and short-term disability insurance that pays a benefit in an amount equal to 80% of Mr. Dellerba’s annual base salary as in effect at the time he becomes disabled; and supplemental life insurance that provides for a payment to his estate or designated beneficiaries of an amount at least equal to 250% of his annual base salary as in effect at the time of his death. In 2008, the Company obtained a $2.5 million life insurance policy for Mr. Dellerba for a premium of $12,400 per year.

Vacation Benefit. Thirty days of paid vacation per year. In accordance with the Company’s vacation accrual policy, if the accrued but unused vacation days of any executive officer, including Mr. Dellerba, exceeds 30 days, at the end of any year, the Bank pays cash to the officer in lieu of those excess vacation days, in an amount determined on the basis of his or her then annual base salary. In the past several years, Mr. Dellerba has not been able to use all of his accrued vacation days and, in accordance with that policy, he received cash payments for his accumulated excess unused vacation days of $48,100 and $52,000 in 2011 and 2010, respectively.

Bank Furnished Automobile. The use, primarily for business purposes, of a Bank owned or leased automobile of Mr. Dellerba’s choosing and reimbursement for the reasonable expenses associated with the operation and maintenance of the automobile.

Club Memberships. Mr. Dellerba’s employment agreement provides that if requested by him, the Bank will purchase memberships in one business club and in one country club to be used for business development purposes on behalf of the Company and the Bank. In 2011, the Bank purchased, for a price of $125,000, a country club membership for use by Mr. Dellerba for business development purposes. Mr. Dellerba’s employment agreement provides that if, at the time of the termination of Mr. Dellerba’s employment, the market value of any such membership exceeds the price paid for that membership, we will be required to pay that difference to him in cash. In this case it was agreed, instead, that on a termination of Mr. Dellerba’s employment with the Bank he would have an option to purchase the country club membership from the Company for same price it paid for that membership. However, if he does not exercise that option, the Company will retain the ownership of that country club membership, in which case any appreciation in the value of that membership would accrue to the Company and not to Mr. Dellerba.

Most Favored Executive Provision. Mr. Dellerba’s employment agreement provides that if the Bank or the Company hires another executive at a compensation level that exceeds his compensation, Mr. Dellerba’s compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

The foregoing description of Mr. Dellerba’s compensation, as set forth in his employment agreement, does not purport to be complete and is qualified by reference to the agreement, a copy of which has been filed with the Securities and Exchange Commission.

Supplemental Retirement Plan. Pursuant to Mr. Dellerba’s employment agreement, the Bank has established a Supplemental Executive Retirement Plan for him. Set forth below is certain information regarding that Plan. No pension plans or supplemental retirement plans have been established for the other NEOs.

	Number of Years of Credited Service		Present Value of Future Benefits ($)(2)	Payments during Last Fiscal Year
Raymond E. Dellerba	10 years	(1)	$2,861,192	None

(1)	The Supplemental Executive Retirement Plan provided for Mr. Dellerba’s benefit to vest at a rate of 1.5 months for every month of service, up to a maximum of 180 months of vested benefits. As of December 31, 2011, all of the 180 months of retirement benefits had become vested. Such benefits will be payable in monthly installments over a 15 year period commencing on the date of Mr. Dellerba’s retirement.

(2)	The present value was calculated, as of December 31, 2011, taking into account Mr. Dellerba’s current compensation and the normal retirement age specified in the Plan, which are used for financial reporting purposes under generally accepted accounting principles.

Non-Equity Incentive Plan Compensation – Mr. Bartlett

Mr. Bartlett is entitled to receive an annual cash incentive compensation award each year in an amount equal to the greater of 1% of the Company’s pre-tax earnings, if the Company meets its operating budget and a return on assets (ROA) goal, or 20% of his annual base salary, for the year. Mr. Bartlett’s cash incentive compensation award was $52,000, which represented 1% of the Company’s pre-tax earnings, in 2011. Although Mr. Bartlett was entitled to receive a cash incentive compensation award of $51,000 (equal to 20% of his annual base salary) in 2010, he waived his right to receive that award as a contribution to cost savings measures implemented by the Company and the Bank in 2010.

Severance Compensation Agreement – Mr. Bartlett

In the event of a termination of Mr. Bartlett’s employment by the Bank without cause or by Mr. Bartlett for Good Reason in connection with or within 12 months following a change in control of the Company or the Bank, he would become entitled to receive a lump sum cash severance payment in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 month period immediately preceding the date of such termination, (ii) any bonus or non-equity incentive compensation that was earned by him and was no longer subject to any contingencies, but had not been paid, prior to the date of such termination of employment. Accordingly, had there been a termination of Mr. Bartlett’s employment by the Bank without cause or by Mr. Bartlett for Good Reason in connection with a change in control at December 31, 2011, he would have become entitled to receive a cash severance payment of $382,500. The agreement further provides for the continuation, for a period of 18 months from the date of any such termination, of Mr. Bartlett’s participation in the Company’s medical, dental and vision plans and long-term disability insurance program. The aggregate amount that the Bank would have to pay for the continuation of those health and disability benefits for such 18 month period (determined as of December 31, 2011) is estimated to be approximately $24,200. Additionally, upon the occurrence of such a termination of employment all unvested “in the money” stock options and any other unvested equity compensation awards held by Mr. Bartlett would become immediately vested and exercisable by him. However, as of December 31, 2011 none of Mr. Bartlett’s unvested options were “in the money” because the per share exercise price of those options exceeded the closing price of the Company’s shares, as reported by NASDAQ, of $3.26 per share. As a result, as of December 31, 2011, the accelerated vesting provision in Mr. Bartlett’s severance compensation agreement would not have provided any value or benefit to him.

If Mr. Bartlett becomes entitled to receive severance compensation, following a change of control transaction, which exceeds the “parachute compensation” limitation contained in Section 280G of the Code, which would subject such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, then, the aggregate amount of such severance compensation is required to be reduced by an amount sufficient to bring that compensation within that limitation.

Severance Compensation Agreement – Ms. Gray

In the event Ms. Gray’s employment as CFO were to be terminated by the Company, without cause or by her for Good Reason, in connection with or within 12 months following a change in control of the Company or the Bank, she would become entitled to receive a lump sum severance payment, in cash, equal to six months of her highest annual base salary in effect during the 12 month period immediately preceding the date of termination and the amount of any bonus that was earned and was no longer subject to any contingencies, but had not been paid, prior to the date of termination. Accordingly, had Ms. Gray’s employment been terminated by the Company without cause or by her for Good Reason in connection with a change in control at December 31, 2011, she would have become entitled to receive cash severance payment of $90,600. Ms. Gray also would be entitled to the following benefits at the Bank’s expense: (i) continued participation in the Bank’s medical, dental and vision plans and (ii) the continuation of her long-term disability insurance, in each case for a period of six months following such termination of employment. The aggregate amounts that would have become payable to Ms. Gray for the continuation of those employee benefits for such six month period (determined as of December 31, 2011)

are estimated to be approximately $9,000. Additionally, upon the occurrence of such a termination of employment, all unvested “in the money” stock options and any other unvested equity compensation awards held by Ms. Gray as of December 31, 2011 would become immediately vested and exercisable by her. By using the intrinsic option valuation method described above, the value to Ms. Gray of the acceleration of her unvested “in the money” stock options at December 31, 2011 was estimated to be $5,800.

If Ms. Gray becomes entitled to receive severance compensation, following a change of control transaction, which exceeds the “parachute compensation” limitation contained in Section 280G of the Code, which would subject such excess compensation to an excise tax imposed by Section 2999 of the Code and would make such excess compensation non-deductible for income tax purposes by the Company, then, the aggregate amount of such severance compensation is required to be reduced by an amount sufficient to bring that compensation within that limitation.

Outstanding Option Awards at Fiscal Year-End

The following table provides information with respect to number of shares subject to outstanding options held by each of our NEOs, and the exercise prices and expiration dates of those options, as of December 31, 2011.

	Number of Shares Underlying Unexercised Options at December 31, 2011			Option Exercise Price	Option Expiration Dates
	Exercisable	Unexercisable
Raymond E. Dellerba	37,076			$7.75	01/02/2012
	40,800			11.34	02/17/2014
	173,300			11.20	01/20/2014
	50,300			15.00	02/15/2015
	47,760	18,362	(1)	2.97	03/16/2020
	32,509	32,491	(2)	3.51	11/15/2020
	9,032	15,968	(3)	4.34	04/19/2021

Robert W. Bartlett	30,000	20,000	(4)	$4.20	10/31/2018

Nancy A. Gray	10,000			$7.99	05/21/2012
	3,000			7.55	01/21/2013
	8,000			10.84	05/18/2014
	5,000			15.00	02/15/2015
	5,000			13.99	07/19/2015
	5,000			18.00	02/10/2016
	5,000			16.22	10/17/2016
	6,000	4,000	(5)	3.48	10/28/2018
	14,446	5,554	(6)	2.97	03/16/2020
	4,516	7,984	(7)	4.34	04/19/2021

(1)	Stock options vest at a rate of 2.777% per month, until fully vested on March,16, 2016.

(2)	Stock options vest at a rate of 2.777% per month, until fully vested on November 14, 2013.

(3)	Stock options vest at a rate of 2.777% per month, until fully vested on April 19, 2014.

(4)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 31, 2012 and 2013, respectively.

(5)	Stock options vest at a rate of 20% per year with remaining vesting dates of October 28, 2012 and 2013, respectively.

(6)	Stock options vest at a rate of 2.777% per month, until fully vested on March 16, 2013.

(7)	Stock options vest at a rate of 2.777% per month with remaining vesting date of April 19, 2014.

The following table provides information relating to the number of shares of our common stock that were exercisable pursuant to, and the weighted average exercise price of, the options that were outstanding under our employee stock incentive plans as of December 31, 2011. All of the plans were approved by the Company’s shareholders.

	Column A	Column B	Column C
	Number of Shares Issuable Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A)
Shareholder approved equity compensation plans(1)	1,153,741	$7.39	550,814

(1)	The only equity incentives granted under the plans have been employee stock options, each of which was granted at an exercise price equal to 100% of the closing price of the Company’s shares on its date of grant.

Director Compensation

The following table sets forth the total compensation received by each of the Company’s non-management directors for their service on the Board and Board Committees in 2011.

Name of Director	Fees Earned or Paid in Cash	Option Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
George H. Wells	$59,250	$—	$—	$—	$59,250
Warren T. Finley	43,550	—	—	—	43,550
John Thomas, M.D.	39,900	—	—	—	39,900
Gary M. Williams	31,400	—	—	—	31,400
Andrew Phillips	29,250	—	—	—	29,250
Matthew Schafnitz(1)	25,425	—	—	—	25,425
Dr. Gordon Rausser	13,400	—	—	—	13,400
George L. Argyros	13,200	—	—	—	13,200
Daniel A. Strauss(2)	2,075	—	—	—	2,075

(1)	Mr. Schafnitz resigned from the Company’s Board of Directors effective November 15, 2011 and, therefore, his fees are for a period of 10 months of service in 2011.

(2)	Mr. Strauss was elected to the Board effective November 15, 2011 pursuant to an agreement which was entered into by the Company with SBAV in connection with SBAV’s purchase of $7.5 million of the Company’s Series B Preferred Shares on August 26, 2011. His Board fees are for the period from November 15 through December 31, 2011.

For his service as Chairman of the Board of Directors of both the Company and the Bank, in 2011 Mr. Wells received a monthly retainer of $3,500 and a fee of $200 for each meeting of the Board of Directors of the Company or the Bank which he attended in 2011.

In 2011, the other directors who also served as directors of the Bank and members of one or more Board Committees received a monthly retainer of $2,300 and a fee of $200 for each meeting of the Board of Directors of the Company or the Bank which he attended in 2011. Directors who were not members of the Bank’s Board of Directors, but served on Board Committees, received a retainer of $1,875 per month and a fee of $200 for each Board meeting attended. Directors who were not members of the Bank’s Board of Directors or any of Board Committees received a retainer of $1,000 per month and a fee of $200 for each Board meeting they attended in 2011.

For service on the Audit Committee, its Chairman receives a fee of $500 and its other members receive a fee of $250 for each Committee meeting attended. Members of any other Board Committee receive a fee of $150 for each Committee meeting attended.

Non-management directors are, from time to time, granted stock options pursuant to the Company’s shareholder-approved stock incentive plans. However, no options were granted to any of the directors in 2011.

Raymond E. Dellerba, who is a management director of the Company and the Bank, does not receive any fees or other compensation for his service as a member of the Boards of Directors of the Company or the Bank.

Certain Transactions

In the ordinary course of its business, the Bank makes loans to and engages in other banking transactions with its directors and their associates and with its officers. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and do not present any other unfavorable features.

In July 2009, the Bank leased an additional office from the same landlord, under a three year lease at a monthly rent averaging approximately $10,215 per month over that three year period. In July 2011, this lease was amended to extend the lease term by three years to August 2014 and to increase the square footage under lease by the Bank from 3,900 to 10,122 rentable square feet at an average rent of approximately $25,475 per month. In December 2011, the lease was further amended by further extending the term of the lease for a three year period that commenced on February 2, 2012 and will end on January 31, 2015 and further increasing the square footage being leased by the Bank from 10,122 to 13,361 rentable square feet at an average rent of approximately $33,625 per month.

The rents and other material terms of these leases and lease amendments were negotiated at arms-length and approved by the disinterested directors of the Bank.

REPORT OF THE AUDIT COMMITTEE

Role and Responsibilities of Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Squar Milner, is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Squar Milner. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s 2011 financial statements was carried out in accordance with generally accepted auditing standards, that such financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 (the “2011 financial statements”).

The Audit Committee has reviewed and discussed the 2011 financial statements with management and Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”). In addition, the Audit Committee has discussed with Squar Milner the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), the written disclosures and the letter from Squar Milner required by applicable requirements of the Public Company Accounting Oversight Board regarding communications by Squar Milner with the audit committee concerning independence and has discussed the independence disclosures and that letter with Squar Milner and has considered the compatibility of any non-audit services performed for the Company by Squar Milner on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and Squar Milner, the Audit Committee recommended to the Board of Directors that the Company’s 2011 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully Submitted

The Audit Committee of the Board of Directors

Warren T. Finley, Chairman

George H. Wells

Andrew M. Phillips

Gary M. Williams

John Thomas, M.D.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

APPROVAL OF

BYLAW AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF DIRECTORS

TO A MINIMUM OF 7 AND A MAXIMUM OF 13 DIRECTORS

(Proposal No. 2)

Currently, the Company’s Bylaws provide that the authorized number of the directors of the Company can range from a minimum of 5 to a maximum of 9 directors, with the exact number of authorized directors within that range to be determined from time to time by resolution adopted by the Board of Directors.

The Board of Directors has approved an amendment to Section 2 of Article III of the Company’s Bylaws, to increase the authorized number of directors to a minimum of 7 directors and a maximum of 13 directors. The exact number of directors within that range will continue to be determined by the Board of Directors. To be effective, this amendment requires the approval of the holders of a majority of our voting shares entitled to be voted at the Annual Meeting.

If this Proposal is approved by the shareholders, Section 2 of Article III of the Bylaws will be amended to read in its entirety as follows:

“The authorized number of directors shall not be less than seven (7) nor more than thirteen (13) until changed by amendment to the Articles of Incorporation or by a bylaw amending this Section 2 of this Article III duly adopted by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote; provided that a proposal to reduce the authorized number of directors below five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3 percent of the outstanding shares entitled to vote. The exact number of directors shall be fixed from time to time, within the limits set forth in this Section 2 of Article III hereof, by: (i) a resolution approved by the Board of Directors or (ii) an amendment of this bylaw duly adopted by the Board of Directors or (iii) an amendment of this bylaw adopted with the approval of the Company’s shareholders (as defined in Section 153 of the General Corporation Law).”

Reasons for this Amendment to the Company’s Bylaws

As we previously announced, on March 2, 2012 the Company and the Carpenter Funds entered into an Amended and Restated Common Stock Purchase Agreement, which provides that, subject to the satisfaction of certain conditions, the Company will sell to the Carpenter Funds and the Carpenter Funds will purchase from the Company a total of 4,201,277 shares of the Company’s common stock, at a per share purchase price of $6.26, in cash, resulting in a total purchase price of $26.3 million.

The Company has agreed that if the sale of those shares is consummated, the Carpenter Funds will be entitled to designate three individuals, who are reasonably acceptable to the Company’s Board of Directors and meet bank regulatory standards applicable to directors of banks and bank holding companies, to be appointed to serve as members of the Board until the next annual meeting of shareholders. Since there will be no vacancies on the Board of Directors after the Annual Meeting, it is necessary to increase the maximum number of authorized directors from nine (9) to at least twelve (12) directors in order to add the three Carpenter Funds’ designees to the Board.

The Directors believe that the increase in the authorized number of directors, to a minimum of seven (7) and a maximum of thirteen (13), is in the best interests of the Company. Among other things, the Directors believe that the addition of the three Carpenter Fund designees will further strengthen the Board. As described below, two of the designees, Edward J. Carpenter and John D. Flemming, have extensive knowledge about banking in general and the southern California banking market in particular, and the third designee, Michael P. Hoopis, has extensive experience formulating and implementing growth strategies in his capacities as a CEO and director of public companies. In addition, the increase in the maximum authorized number of directors to 13 will provide us with greater flexibility to recruit at least one more qualified director to serve on the Board in the future who could further extend the Board’s experience and expertise. This amendment would also give the Company the ability to attract at least one additional independent director if the need arises to maintain its listing on the NASDAQ Stock Market. Under NASDAQ rules the Company must have at least a majority of independent directors on its Board and the Board’s audit and compensation committees are required to be comprised solely of independent directors.

Vote Required to Approve Bylaw Amendment

In accordance with California law, approval of the Bylaw amendment to increase the authorized number of directors to a minimum of 7 and a maximum of 13 requires the affirmative vote of the holders of a majority of the Company’s outstanding shares entitled to vote on this Proposal No. 2 (inclusive of the shares which the holders of the Company’s Series B preferred shares are entitled to vote on an “as-if converted” basis, together with our common stockholders, voting as a single class). For purposes of determining whether or not this Proposal has been approved, abstentions will have the same effect as votes against this Proposal.

If this Bylaw amendment is approved by the shareholders, it will become effective immediately. However, we do not plan to increase the number of authorized directors above nine unless and until the Carpenter Funds consummate their purchase of the $26.3 million of shares of Company common stock and the Carpenter Funds’ director designees qualify to serve as directors under applicable bank regulatory standards.

Recommendation of the Board of Directors

For the reasons discussed above, your Board of Directors believes that approval of the amendment to our Bylaws to increase the authorized number of directors to a minimum of 7 and a maximum of 13 is in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE BYLAW AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF DIRECTORS

Carpenter Board Designees

The Carpenter Funds have informed us that, if their purchase of the $26.3 million of shares of our common stock is consummated, they will be designating Edward J. Carpenter, John D. Flemming and Michael P. Hoopis for appointment to the Company’s Board of Directors. Set forth below is biographical information for each of those individuals:

Edward J. Carpenter. Mr. Carpenter, age 67, is Chairman and Chief Executive Officer of Carpenter & Company, a Managing Member of the General Partner of the Carpenter Community BancFund and Chair of the BancFund’s Investment and Governance Committee. Since founding Carpenter & Company in 1974, he led the firm as it developed its financial institutions practice, its asset management, and its investment banking services. Mr. Carpenter has served as a member of legislative review committees for California and federal bank regulatory bodies including the Office of the Comptroller of the Currency in Washington, D.C. and on advisory boards for the California Department of Corporations and the California State Banking Department. Mr. Carpenter has served on the board of directors for numerous banks located throughout the nation. Mr. Carpenter is a trustee of Loyola Marymount University and Loyola Law School and a member of the board of directors of the International Medical Corps. Mr. Carpenter is the past Chair of the California Institute, Vice-Chair of the California Statewide University Foundation and a board member of the Orange County Performing Arts Center. Mr. Carpenter received his BBA from Loyola Marymount University and his MBA from California State University, Long Beach.

John D. Flemming. Mr. Flemming, age 53, is the President and Chief Operating Officer of Carpenter & Company and a managing member of the general partner of the Carpenter Funds. Mr. Flemming has been associated with Carpenter & Company for over 20 years, and today oversees all activities of the firm. He was appointed President of Carpenter & Company in 1991, and during his tenure has built, managed and supervised the government asset management practice, the broker/dealer subsidiary, the investment banking function, and private equity activities of the firm. Mr. Flemming has served since 2009 as a director of Manhattan Bancorp and its bank subsidiary, Bank of Manhattan, N.A. and chairs its Compensation Committee. Mr. Flemming is a magna cum laude graduate of Harvard College and holds General Securities Principal and Representative licenses.

Michael P. Hoopis. Mr. Hoopis, age 61, is and since 2006 has been President, Chief Executive Officer and a member of the Board of Directors of Targus Group International, Inc., a worldwide leader in the manufacture and marketing of cases and accessories for laptop computers, tablets and e-readers. Prior to joining Targus, Mr. Hoopis served as the President and Chief Executive Officer of Water Pik Technologies, Inc. for seven years and was responsible for overseeing the spin-off and transition of Water Pik from a segment of Allegheny Teledyne to a public company in 1999. Prior to joining Water Pik, Mr. Hoopis held several executive management positions at Black & Decker (NYSE:BDK) from 1989-1998, including President of Worldwide Household Products, Price Pfister, Inc. and Kwikset Corporation. Prior to joining Black & Decker, Mr. Hoopis held several management positions with Beatrice Foods Inc. As a result, Mr. Hoopis has extensive leadership and managerial experience which enables him to provide valuable insights into how to manage risk in a business environment. Mr. Hoopis earned his B.S. degree from the University of Rhode Island.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) were the Company’s independent registered public accountants and, in that capacity, audited the Company’s consolidated financial statements, for the fiscal year ended December 31, 2011. A representative of Squar Milner is expected to attend the Annual Meeting, and will be afforded an opportunity to make a statement and to respond to appropriate questions from shareholders.

The Audit Committee has not yet selected an independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of Squar Milner pursuant to which it provided the services described below for the fiscal year ended December 31, 2011.

Audit and Other Fees Paid in Fiscal Years 2011 and 2010

Squar Milner performed the following services for the Company relating to the years ended December 31, 2011 and 2010:

Audit Services Rendered by Squar Milner. In each of the years ended December 31, 2011 and 2010, Squar Milner rendered audit services to us which consisted of: (i) an audit of the Company’s consolidated financial statements for the year then ended, and (ii) reviews of the Company’s quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each of those years, and (iii) an audit of the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2011 and 2010, respectively, pursuant to the Federal Deposit Insurance Corporation Improvement Act (known as “FDICIA”).

Audit Related Services Rendered by Squar Milner. In 2011 audit related services rendered by Squar Milner consisted of an interim review of the Company’s financial statements in connection with the filing of an S-8 registration statement by the Company to register shares of its common stock with the SEC for issuance under the Company’s 2010 Equity Incentive Plan. In 2010 Squar Milner assisted the Company in the preparation of its responses to an SEC comment letter relating to certain of its reports that we filed under the Securities Exchange Act of 1934, as amended.

Tax Related Services. In 2011, Squar Milner provided tax advisory services to the Company in connection with the Company’s analysis of the effect of its sales of preferred stock and pending sales of common stock on its available tax loss carryforwards. Squar Milner did not render any tax related services to the Company in 2010.

Other Services. Squar Milner did not render any other professional or any consulting services to us during 2011 or 2010.

The following table contains information regarding the fees billed by Squar Milner for the services it rendered to us in 2011 and 2010.

	2011	2010
Audit Services	$366,225	$408,451
Audit Related Services	$12,000	$22,900
Tax Related Services	$44,360	$—
Other Services	$—	$—

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of the Bank may, without additional compensation therefor, communicate with shareholders, brokerage houses and others by telephone, email, facsimile or in person, to request that proxies be furnished. We also may retain Advantage Proxy to serve as a proxy solicitor for us at a fee that we expect will not exceed $10,000, plus reimbursement of its out-of-pocket expenses. If retained, Advantage Proxy may solicit proxies via personal interview, telephone, facsimile, email and mail. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2013 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than December 18, 2012, which is the 120th day before the first anniversary of the date on which the Company’s proxy materials for 2012 Annual Meeting are being released. However, if the date of our Annual Meeting in 2013 changes by more than 30 days from the date of our 2012 Annual Meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2013 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Raymond E. Dellerba
President and Chief Executive Officer

April 17, 2011

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2011 is being mailed concurrently with this Proxy Statement to all shareholders of record as of April 11, 2012. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

PACIFIC MERCANTILE BANCORP

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions You can vote over the Internet or by telephone! at any time 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted over the Internet or by telephone must be received by 1:00 a.m., Pacific Time, on May 17, 2012.
Vote over the Internet: • Log on to the Internet and go to www.envisionreports.com/PMBC • Follow the steps outlined on the secured website.

Vote by telephone:

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided in the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
ANNUAL MEETING PROXY CARD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposal 2.

1. Election of Directors	01 - George H. Wells	02 - Raymond E. Dellerba	03 - George L. Argyros
	04 - Warren T. Finley	05 - Neil B. Kornswiet	06 - Andrew M. Phillips
	07 - Daniel A. Strauss	08 - John Thomas, M.D.	09 - Gary M. Williams

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT — To withhold authority for any nominees(s), write the names of such nominee(s) below

	For	Against	Abstain
2. Approval of Bylaw Amendment to Increase the Authorized Number of Director to a Minimum of 7 and a Maximum of 13	☐	☐	☐

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B. Non-Voting Items

Change of Address —— Please print new address below.

Meeting Attendance
Mark Box to the right if you plan to attend the Annual Meeting	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on this Proxy. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date here.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR BY TELEPHONE, PLEASE FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PACIFIC MERCANTILE BANCORP

Proxy — PACIFIC MERCANTILE BANCORP

ANNUAL MEETING OF STOCKHOLDERS — May 17, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned with respect to the shares of stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote (“voting stock”); and the undersigned does hereby appoint George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote as indicated below all the shares of voting stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Thursday, May 17, 2012, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements of the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER BELOW. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION OF DIRECTORS NAMED BELOW ON THIS PROXY AND “FOR” APPROVAL OF THE BYLAW AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF DIRECTORS TO A MINIMUM OF 7 AND A MAXIMUM OF 13. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY PROPERLY BE PRESENTED FOR A VOTE OF THE SHAREHOLDERS AT THE ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET OR BY SIGNING AND RETURNING THIS PROXY BY MAIL, NONE OF WHICH WILL PREVENT YOU FROM CHANGING YOUR VOTE OR REVOKING YOUR PROXY OR ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT — PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW AND RETURN PROMPTLY